GLOBALNET CORPORATION
                       1919 S. Highland Avenue, Suite 125D
                                Lombard, IL 60148

                                                              April 29, 2005

AJW Partners, LLC
New Millennium Capital Partners II, LLC
AJW Offshore, Ltd.
AJW Qualified Partners, LLC
1044 Northern Boulevard
Suite 302
Roslyn, New York 11576

      Re:   GlobalNet Corporation (the "Company") -
            Amendment of Notes and Warrants
            ----------------------------------------

Ladies and Gentlemen:

      This letter sets forth the agreement of the parties hereto to amend the
(i) conversion price of certain notes and (2) the exercise price and maturity of certain warrants, both of which are convertible into shares of the Company's common stock, par value $.0001 per share (the "Common Stock"), originally issued by the Company to the investors listed in the signature pages hereto (collectively, the "Investors"), on February 6, 2003, February 21, 2003, May 9, 2003, June 23, 2003, August 21, 2003, May 21, 2004, June 21, 2004 and October
27, 2004 (individually, the "Notes" and the "Warrants").

      By execution hereof, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that:

      1. The Applicable Percentage (as defined in each of the Debt Instruments) shall be 25%.

      2.    The exercise price shall be $.0036 per share.

      3. The term for all of the Warrants shall be extended for an additional 5 year term such that the Warrants shall expire on April 29, 2010.

      4. The Notes and Warrants are hereby amended in accordance with the foregoing provision. All other provisions of the Notes and the Warrants, as amended from time to time, shall remain in full force and effect.

      The Investors further consent to the transactions contemplated by the Securities Purchase Agreement dated April 29, 2005, and the related agreements in connection therewith, by and among the Company, AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC, and New Millennium Capital Partners II, LLC.

      The parties shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties hereto may reasonably request in order to carry out the intent an accomplish the purposes of this letter agreement, including without limitation the issuance of amended Notes.

      Please signify your agreement with the foregoing by signing a copy of this letter where indicated and returning it to the undersigned.

                                      Sincerely,

                                      GLOBALNET CORPORATION


                                      -------------------------------
                                      Mark T. Wood
                                      President and Chief Executive Officer
ACCEPTED AND AGREED:

AJW PARTNERS, LLC.
By:  SMS GROUP, LLC

---------------------------------------
Corey S. Ribotsky, Manager


NEW MILLENNIUM CAPITAL PARTNERS II, LLC
By:  FIRST STREET MANAGER II, LLC,

---------------------------------------
Corey S. Ribotsky, Manager


AJW OFFSHORE, LTD.
By:  FIRST STREET MANAGER II, LLC

---------------------------------------
Corey S. Ribotsky, Manager


AJW QUALIFIED PARTNERS, LLC
By:  AJW MANAGER, LLC

---------------------------------------
Corey S. Ribotsky, Manager